Exhibit 5.1
February 27, 2007
Harmonic Inc.
549 Baltic Way
Sunnyvale, CA 94089
     RE:       REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
     We have acted as counsel to Harmonic Inc., a Delaware corporation (the “Company” or “you”), and have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about February 27, 2007 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of 175,342 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), reserved for issuance under the Entone Technologies, Inc. 2003 Stock Plan, as amended (the “Plan”).
     It is our opinion that, when issued and sold in the manner described in the Plan and pursuant to agreements which accompany each grant under the Plan, the Shares will be legally and validly issued, fully paid and non-assessable.
     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati